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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


To Stockholders and Board of Directors
Sagent Technology, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sagent Technology, Inc. of our report dated February 5, 2001, except as to Note 15, which is as of March 5, 2001, relating to the consolidated balance sheet of Sagent Technology, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended, and related financial statement schedule as of and for the year ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Sagent Technology, Inc.


KPMG LLP


Mountain View, California
May 3, 2001